Exhibit 10.2
CHICO’S FAS, INC.
CASH BONUS INCENTIVE PLAN
1. PURPOSE OF THE PLAN.
     The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of cash bonus awards to certain executives and other key employees of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain appropriate executive and key employee talent and to motivate such officers and key employees to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.
2. DEFINITIONS.
     The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
     (a) “AWARD” means a cash bonus award granted pursuant to the Plan.
     (b) “BOARD” means the Board of Directors of the Company.
     (c) “CODE” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
     (d) “COMMITTEE” means the Compensation and Benefits Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder, which Committee shall be comprised solely of two or more outside directors of the Board.
     (e) “COMPANY” means Chico’s FAS, Inc., a Florida corporation, and its Subsidiaries.
     (f) “DISABLED” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     (g) “EFFECTIVE DATE” means the date on which the Plan takes effect in accordance with Section 13 of the Plan.
     (h) “PARTICIPANT” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.
     (i) “PERFORMANCE-BASED EXCEPTION” means the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.

     (j) “PERFORMANCE GOALS” means one or more of the following, as selected by the Committee: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; maintained margin; brand contribution; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.
     (k) “PERFORMANCE PERIOD” means the Company’s fiscal year or such other period as designated by the Committee.
     (l) “PLAN” means the Chico’s FAS, Inc. Cash Bonus Incentive Plan.
     (m) “QUALIFIED PERFORMANCE-BASED COMPENSATION AWARD” means an Award that is designated as such by the Committee that is (i) contingent on the achievement of one or more Performance Goals and (ii) intended to qualify for the Performance-Based Exception.
     (n) “SUBSIDIARY” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
3. ADMINISTRATION.
     The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish Performance Goals in respect of such Performance Periods and to determine whether such Performance Goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company or any of its Subsidiaries, including, but not limited to the Company’s Chief Executive Officer, the authority to take actions on its behalf pursuant to the Plan; provided, however, only the Committee may determine and certify Qualified Performance-Based Compensation Awards granted to executive officers of the Company.
4. ELIGIBILITY AND PARTICIPATION.
     The Committee shall determine the executive officers and such other employees who shall be Participants for the Performance Period. Only employees of the Company or any of its Subsidiaries shall be eligible for selection as Participants. The designation of Participants may be made individually or by groups or classifications of employees, as the Committee deems appropriate. Participants may be granted one or more Awards.
5. AWARDS.
     (a) Performance Goals. Awards under the Plan shall be conditioned on the attainment of one or more Performance Goals, which Performance Goals shall be determined and approved by the Committee, in its sole discretion. The Committee shall determine whether and to what extent each Performance Goal has been met. The Committee may designate whether an Award granted to a Participant who is an executive officer of the Company is intended to be a Qualified Performance-Based Compensation Award. Any such Qualified Performance-Based Compensation Award granted by the Committee shall be conditioned on the achievement of one or more Performance Goals and shall include at least a one (1) year Performance Period. The Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance relative to the performance of one or more companies or an index covering multiple companies. The Committee may also exclude, if provided in the Award agreement, charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. With respect to a Qualified Performance-Based Compensation Award, the grant of such Award, the establishment of the related Performance Goals and the certification as to whether such Performance Goals have been satisfied shall be made by the Committee in a manner and during the period required under Section 162(m) of the Code.
     (b) Target Bonus. The Committee shall determine and specify a target bonus amount to be payable pursuant to each Award for each Participant. Notwithstanding any provision of the Plan to the contrary, with respect to Qualified Performance-Based Compensation Awards, the maximum dollar value payable to any one individual Participant during any one-calendar-year period is $5 million.

     (c) Amount Payable. Subject to the limitations set forth in Section 5(b) of the Plan, the amount payable pursuant to an Award shall be determined by the Committee in its sole discretion based on the applicable target bonus amount, any prescribed weighting of the Performance Goals if more than one, and the Committee’s determination of whether and to what extent each applicable Performance Goals have been met. No amounts shall be paid if the Performance Goal(s) upon which the Award is contingent have not been met.
     (d) Payment. The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the Participant in a cash lump sum within seventy (70) days following the end of the applicable Performance Period. The Committee shall have the discretion to decrease, but not increase, the amount of any payment otherwise payable pursuant to an Award based on such factors as it shall deem appropriate. The Committee shall also have the discretion to pay a portion of the Award prior to the end of the Performance Period provided that the Committee determines that the Performance Goal or Goals have been met prior to such payment and provided further that the payment conforms with Performance-Based Exception rules under Section 162(m) of the Code.
     (e) Termination of Employment. If a Participant dies, becomes Disabled, retires, is assigned to a different position that renders the Participant ineligible for the Award or is granted a leave of absence, or if the Participant’s employment is otherwise terminated for any reason prior to the last day of the Performance Period, the Employee shall forfeit any and all rights with respect to the Award. Notwithstanding the preceding to the contrary, and with respect only to either (1) a Participant who becomes Disabled prior to the end of a Performance Period, or (2) a Participant who is eligible to participate in the Company’s Vice President Severance Plan or Executive Severance Plan and who incurs a termination of employment with the Company prior to the end of a Performance Period, if the Performance Goals for the applicable Performance Period are satisfied and timely certified by the Committee, the Participant shall receive a pro rata amount of the Participant’s Award for the portion of the Performance Period during which the Participant actually participated in the Plan, such pro rata amount to be paid at the same time and in the same manner as set forth in Section 5(d) of the Plan. If the Performance Goals for the applicable Performance Period are not satisfied, no amount shall be paid.
6. AMENDMENTS OR TERMINATION.
     The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.
7. NO RIGHT TO EMPLOYMENT.
     Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.
8. NONTRANSFERABILITY OF AWARDS.
     An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.
9. OFFSET OF AWARDS.
     Notwithstanding anything to the contrary herein, the Committee, in its sole and absolute discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.
10. ADJUSTMENTS UPON CERTAIN EVENTS.
     In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole and absolute discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.
11. MISCELLANEOUS PROVISIONS.
     The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.
12. CHOICE OF LAW.
     The Plan shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.
13. EFFECTIVENESS OF THE PLAN.
     The Plan has been approved by the Board and shall be effective as of the date of its approval by the stockholders of the Company at the Company’s 2010 annual meeting and shall remain in effect until the Company’s annual meeting of stockholders in 2015.